Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 2, 2006 for Innopump, Inc. D/B/A Versadial which is included with this Form SB-2A being filed by Versadial, Inc. We also consent to the reference to us as experts in accounting and auditing.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
August 6, 2007